Neose Technologies, Inc.
                       102 Witmer Road, Horsham, PA 19044
          TEL: (215) 441-5890 FAX: (215) 441-5896 e-mail: Neose@aol.com


P. Sherrill Neff                                   Michelle Linn
President and Chief Financial Officer              Vice President
Neose Technologies, Inc.                           Feinstein Kean Partners, Inc.
(215) 441-5890                                     (617) 577-8110

FOR IMMEDIATE RELEASE



                            NEOSE TECHNOLOGIES, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

         Horsham, Pennsylvania, September 19, 1997 -- Neose Technologies, Inc. (NASDAQ-NTEC) (the "Company") announced today that its Board of Directors has declared a dividend on its shares of Common Stock (the "Common Shares") of preferred share purchase rights (the "Rights") as part of a Shareholder Rights Plan.

         The Plan is designed to help insure that all Neose stockholders receive fair value for their Common Shares in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's stockholders. At the present time, Neose knows of no proposed or threatened takeover, tender offer or other effort to gain control of the Company.

         Under the terms of the Plan, the Rights will be distributed as a dividend at the rate of one Right for each Common Share held as of the close of business on October 6, 1997. Stockholders will not actually receive certificates for the Rights at this time, but the Rights, all of which expire on October 6, 2007, will become part of each Common Share.

         Each Right will entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Shares of the Company (the "Preferred Shares") at an exercise price of $150. Each Preferred Share fraction is designed to be equivalent in voting and dividend rights to one Common Share. The Rights will be exercisable for Preferred Shares and will trade separately from the Common Shares, at which time stockholders will receive certificates for the Rights, only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 15% or more of the Common Shares.


                                    - more -

Release - September 19, 1997
Shareholder Rights Plan
Page 2



         If any person acquires 15% or more of Common Shares -- other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 15%-or-more stockholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other stockholders will be able to exercise the Rights and buy Common Shares of the Company having twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, stockholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable into Preferred Shares.

         The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 15% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

         Neose discovers, develops, and produces complex carbohydrates for a wide range of healthcare applications. The Company's initial focus is on developing nutritional additives and pharmaceutical products to treat infectious diseases such as gastritis, peptic ulcers, and pediatric ear infections. The Company's core proprietary technology permits, for the first time, the synthesis of complex carbohydrates rapidly, cost-effectively and in sufficient quantities for the development and commercialization of healthcare products.


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